Exhibit 10.1

CONFIDENTIAL SETTLEMENT, RELEASE AND CONSULTING AGREEMENT

This CONFIDENTIAL SETTLEMENT, RELEASE AND CONSULTING AGREEMENT (the “Agreement”) is made effective on November 1, 2019, by and between Sientra, Inc. (the “Company”) and Charlie Huiner (“You” or “Your”).

1. Separation. As of September 30, 2019 (the “Separation Date”), Your responsibilities as Chief Operating Officer & Senior Vice President of Corporate Development & Strategy ceased, and all payments and benefits from the Company ceased, except as provided in this Agreement. Without limiting the foregoing, all of Your obligations to the Company (and all of the Company’s obligations to You) pursuant to Your Amended and Restated Employment Agreement dated as of September 22, 2016 with the Company shall terminate effective as of the Separation Date, other than the obligations set forth in Sections 11, 13, 14 and 15 thereof, which shall survive in accordance with their terms.

2.Accrued Salary and Benefits. On October 4, 2019, the Company provided You with a final check, which included the cash equivalent of all accrued and unused Paid Time Off which equaled $75,617.20 (400 hours). On September 30, 2019, via direct deposit You received Your regularly scheduled semi-monthly pay. All payments are subject to the Company’s collection of all applicable federal, state and local income and employment withholding taxes. You will receive these payments, regardless of whether You enter into this Agreement.

3.Separation Benefits.  In exchange for Your covenants, agreements and releases provided herein, and provided that this Agreement becomes effective as specified below, the Company will provide You with the following separation benefits (collectively, the “Separation Benefits”):

(a)

Severance. You shall receive aggregate payments equivalent to twelve (12) months of Your base salary as in effect on the Separation Date, paid in equal installments on the Company’s regularly-scheduled payroll dates beginning with the first such payroll date following the Effective Date (as defined below);

(b)

2019 Bonus. The Company shall pay You a prorated 2019 bonus (calculated from November 1, 2019, the equivalent of 10/12th of the annual 2019 bonus) of 60% of Your annual base salary based upon the achievement of the 2019 Objectives and the determination of the Board of Directors of the final 2019 corporate bonus payout, payable by check in a lump sum no later than April 1, 2020;

(c)

Health Care Coverage. Provided that You timely elect continued coverage under COBRA, the Company shall reimburse You for Your COBRA premiums to continue coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) thirteen (13) months following the Separation Date; (ii) the date You become eligible for group health insurance coverage through a new employer; or (iii) the date You cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event You become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, You must immediately notify the Company of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to You a taxable monthly payment in an amount equal to the monthly COBRA premium that You would be required to pay to continue Your group health coverage in effect on the date of Your employment termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether You elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which You obtain other employment or (y) the last day of the 12th calendar month following the Separation date.

4.

Final Expense Report. You will have ten (10) days from the date of this Agreement to submit a final expense report via Concur for eligible business expenses incurred through the Separation Date, in such form as required by the Company’s standard practices and procedures.  The Company will reimburse You for these expenses pursuant to its regular business practices.  In the event You incur any authorized reimbursable expenses after the date of this Agreement in the performance of the Services during the Consulting Period provided for in Paragraph 12 below, you would be entitled to submit such expenses for reimbursement pursuant to the Company’s standard expense reimbursement practices and procedures.

5.Employee Stock Purchase Plan.  Pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “ESPP”) You have made contributions to the ESPP and these contributions will be refunded to You in the final check provided to You via FedEx.  As of the Separation Date, Your participation on the ESPP will be terminated.

6.Other Compensation and Benefits.  Except as expressly provided herein, You acknowledge and agree that You are not entitled to and will not receive any additional compensation, wages, reimbursement, severance, or benefits from the Company.

7.Company Property.  In consideration of Your Consulting Agreement below, You shall be permitted to retain any Company property in Your possession, including Your Company computer and access to Your Company emails up to and including November 1, 2019.   Within ten (10) days of November 1, 2019, You will deliver to the Company, all Company property which You have in Your possession, including all equipment and accessories, office equipment, marketing/sales material, home inventory, samples, credit cards, key, and documents, including all paper and electronic copies of documents.  The Company property must have been shipped by November 11, 2019 via FedEx Ground to Sientra Distribution at the following address: 26

Castilian, Suite D, Goleta, CA 93117.  To assist You in complying with this process, the Company previously provided You a packing list (attached hereto as Exhibit A) to be used in returning the Company property.

8.Confidentiality

(a)

Confidential Information and Proprietary Information Obligations.  You acknowledge signing the “Confidentiality, Inventions and Non-Interference Agreement” (the “CINA”) containing a confidentiality agreement in connection with Your employment with the Company.  You represent that you have complied with and will continue to comply with the terms of the CINA.  A copy of Your CINA is attached hereto as Exhibit B.

(b)

You agree to keep the fact of your termination, and the terms and conditions of this Agreement, confidential until the Company makes the appropriate disclosures (if any) required by the NASDAQ or Securities and Exchange rules.  In the event that this confidentiality obligation is broken by You, the benefits set forth in this Agreement that are in addition to those set forth in your Employment Agreement (as amended) shall be forfeited.

9.Inquiries. Unless authorized otherwise in advance in writing by You, the Company will follow its standard neutral reference policy in response to any inquiries regarding You from prospective employers, i.e., only dates of employment and position(s) held will be disclosed.

10.Cooperation. You agree to reasonably cooperate with the Company in the defense of any claim against the Company related to Your work for the Company. The Company shall indemnify and defend You against any potential claims arising from Your work for the Company prior to the Separation Date in accordance with the Company’s By-Laws, and shall extend such indemnity and defense obligations to You with respect to any potential claims arising respect to any Services provided by You during the Consulting Period provided, however, any such duty to indemnify and defend shall not pertain to claims of embezzlement, misappropriation or fraud by You.

11.Non-Disparagement. You agree that You will not directly or indirectly publish or disseminate to the media or to any individual or entity information that is critical, derogatory or otherwise intended to disparage the Company, whether such information is acquired during or after Your employment with the Company. The Company agrees it will not directly or indirectly publish or disseminate to the media or to any individual or entity information that is critical, derogatory or otherwise intended to disparage You, whether such information is acquired during or after Your employment with the Company.

12.Consulting

a)	Consulting Agreement. For the period of eight (8) months from the Separation Date (the “Consulting Period”) You agree to consult with the Company on various strategically important issues relating to the smooth transfer of knowledge and know-how regarding Your role and primary responsibilities, including without limitation, business and financial plans, product development and R&D strategies, and operations (the “Services”).  You agree to provide the Services in a timely manner, as required, by providing detailed memoranda, as requested, describing key topics, processes and issues and by participating in meetings, telephone conversations and/or email correspondence.  You will be responsible for determining the manner and means by which the Services are to be provided.  Notwithstanding anything herein to the contrary, the Company may not reduce or terminate the Consulting Period without Your prior written consent.

b)

Consulting Fees.  As full consideration for the Services, the Company shall: (i) pay you a one-time lump sum consulting fee of $32,768.76 payable on or before November 4, 2019; (ii) accelerate the vesting of the 33,333 unvested Restricted Stock Units (“RSUs”) granted to You pursuant to the January 19, 2018 meeting of the Compensation Committee to November 4, 2019; (iii) permit all other unvested RSUs and Performance Stock Units (“PSUs”) granted to You pursuant to the April 5, 2019 resolution of the Compensation Committee to continue to vest in accordance with the terms of their grant during the Consulting Period, provided further that all such PSUs shall be subject to the same vesting criteria and treatment as the Company’s Executive Officers who were also issued PSU’s pursuant to this same April 5, 2019 resolution; and (iv) permit You to exercise all stock options granted to You for a period of thirteen (13) months from the Separation Date.  Any unvested equity will forfeit at the conclusion of the Consulting Period, and any vested but unexercised stock options will be forfeited if not exercised within thirteen (13) months of the Separation Date.

13.Release of Claims.

c)

General Release.  In exchange for the consideration provided to You under this Agreement to which You would not otherwise be entitled, including but not limited to the Separation Benefits, You hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, investors and assigns (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and known, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date You sign this Agreement (collectively, the “Released Claims”).

d)

Scope of Release.  The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Your employment with the Company, or the termination of Your employment: (ii) all claims related to Your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company: (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, wrongful termination, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), the federal Family and Medical Leave Act (as amended) (“FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended), the California Unruh Act, and the California Fair Employment and Housing Act (as amended), the Missouri Service Letter Statute, the Missouri Equal Pay for Women Act, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, the Florida Civil Rights Act, the Florida Whistleblower’s Act, the Texas Labor Code, the Virginia Payment of Wage Law, the Virginia Minimum Wage Act, and the Virginia Human Rights Act.

e)

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification You may have pursuant to any written indemnification agreement with the Company to which You are a party, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents You from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that You acknowledge and agree that You hereby waive Your right to any monetary benefits in connection with any such claim, charge or proceeding.  You represent and warrant that, other than the Excluded Claims, You are not aware of any claims You have or might have against any of the Released Parties that are not included in the Released Claims.

f)

Acknowledgements.  You acknowledge that (i) the consideration given to You in exchange for the waiver and release in this Agreement is in addition to anything of value to which You were already entitled; (ii) that You have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which You are eligible, and have not suffered any on‑the-job injury for which You have not already filed a claim; (iii) You have been given sufficient time to consider this Agreement and to consult an attorney or advisor of Your choosing; and (iv) You are knowingly and voluntarily executing this Agreement waiving and releasing any claims You may have as of the date You execute it.

14.ADEA Waiver.  You knowingly and voluntarily waive and release any rights You may have under the ADEA (defined above).  You also acknowledge that the consideration given for Your releases in this Agreement is in addition to anything of value to which You were already entitled.  You are advised by this writing that:  (a) Your waiver and release do not apply to any claims that may arise after You sign this Agreement; (b) You should consult with an attorney prior to executing this Agreement; (c) You have twenty one (21) days within which to consider this

Agreement (although You may choose to voluntarily execute this Agreement earlier) (the “Consideration Period”); (d) You have seven (7) days following the execution of this Agreement to revoke this Agreement; and (e) this Agreement will not be effective until the eighth day after you sign this Agreement, provided that You have not earlier revoked this Agreement (the “Effective Date”).  You will not be entitled to receive any of the benefits specified by this Agreement unless and until it becomes effective.

15.Section 1542 Waiver.  In giving the applicable releases set forth herein, which include claims which may be unknown at present, You acknowledge that You have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

You expressly waive and relinquish all rights and benefits under this section and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.

16.No Admissions.  The promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

17. Miscellaneous.  This Agreement, including Exhibits A and B, constitutes the complete, final and exclusive embodiment of the entire agreement between You and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both You and the Chief Executive Officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both You and the Company, and inure to the benefit of both You and the Company, their heirs, successors and assigns.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach.  For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If the terms of this Agreement are acceptable to You, please sign below and return one original to me at the Company no later than 5:00 PM on November 3, 2019.  You have received this letter on October 3, 2019. Any changes, whether material or immaterial, made to this letter after it was first presented to You on October 3, 2019 shall not change the Consideration Period.

/s/ Jeff Nugent
By:	Jeff Nugent
Chairman and Chief Executive Officer

Exhibit A – Packing List

Exhibit B – Confidentiality, Inventions and Non-Interference Agreement

Agreed and Accepted:

/s/ Charlie Huiner11/1/2019

Charlie HuinerDATE:

Exhibit 10.1

Exhibit A

packing list

Exhibit B

Proprietary Information And Inventions Agreement